UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2026

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-43239	20-5274304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8031 Cooper Creek Blvd., Unit 103 University Park, Florida	34201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 225-2515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LABT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2026, the Board of Directors (the “Board”) of Lakewood-Amedex Biotherapeutics Inc. (the “Company”) appointed Dr. Joseph Tucker to fill a vacancy and serve as a member of the Board, effective April 24, 2026. He will serve until the Company’s 2027 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

Dr. Tucker, age 57, has served as Chief Executive Officer and Director of Enveric Biosciences Inc. (NASDAQ: ENVB) since September 2021, following Enveric’s acquisition of MagicMed Industries, where he served as Chief Executive Officer, President, and Director beginning in 2020. From 2016 to 2022, Dr. Tucker served as Chief Executive Officer, President, and Director of VirTech Bio, Inc., an early-stage biotechnology company. From 2014 to 2020, Dr. Tucker served as Executive Chairman, Chief Executive Officer, President, and Director of Willow Biosciences Inc. (TSX: WLLW) and its predecessor company, Epimeron Inc. From 2004 to 2007, Dr. Tucker served as Chief Executive Officer, President, and Director of Stem Cell Therapeutics Corp. (TSX: SSS), which he took public via initial public offering and which ultimately merged into Trillium Therapeutics Inc. (NASDAQ: TRIL), later acquired by Pfizer Inc. (NYSE: PFE). Dr. Tucker previously served as Vice President of Resverlogix (TSX: RVX) from 2003 to 2004 and Vice President of Neurostasis, Inc. from 2001 to 2003. Earlier in his career, Dr. Tucker served as a lead health care analyst at Lightyear Capital Inc. and Acumen Capital Partners Inc. from 2000 to 2001. Dr. Tucker holds a Ph.D. and B.Sc. from the University of Calgary and has earned the Certified Financial Planner (C.F.P.) designation from the Financial Planning Standards Council. He is a named inventor on 13 issued U.S. patents. The Company appointed Dr. Tucker to serve on our Board of Directors due to his extensive experience as a chief executive officer and director of public biotechnology companies, his track record of raising over $100 million in capital, and his expertise in executing strategic transactions including initial public offerings, mergers, and acquisitions.

Dr. Tucker will serve on the Finance, Audit Committee and Risk Committee, Compensation Committee and Corporate Governance and Nominating Committee of the Board.

In connection with Dr. Tucker’s appointment to the Board, the Company and Dr. Tucker entered into a board agreement, dated April 24, 2026 (the “Board Agreement”), which provides among other terms that Dr. Tucker will attend up to four, but no fewer than two, meetings of the Board per year and to be available for ad-hoc phone or email consultations throughout the year. The Company has agreed to reimburse Dr. Tucker for reasonable pre-approved travel and living expenses incurred in connection with Board meetings.  The Board Agreement continues indefinitely unless terminated by either party.

As compensation for his service, Dr. Tucker will receive $6,000 per quarter, payable in shares of the Company’s common stock. In addition, Dr. Tucker was granted 33,784 warrants pursuant to a warrant agreement with the Company (the “Warrant Agreement”) to purchase shares of the Company’s common stock at an exercise price of $10.00 per share, with a ten-year exercise term. The warrants vest in four equal tranches of 8,446 warrants each on October 24, 2026, April 24, 2027, October 24, 2027, and April 24, 2028. Upon termination of the Board Agreement by the Company, any unvested warrants will be cancelled.

The Agreement also contains customary provisions regarding confidentiality, work product ownership, and a twelve-month post-service non-solicitation covenant.

Dr. Tucker has no arrangements or understandings with any other person pursuant to which he was selected as a director, and no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Dr. Tucker has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

The foregoing descriptions of the Warrant Agreement and Board Agreement do not purport to be complete and are qualified in their entirety by reference to and incorporates herein by reference the full text of the Board Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

The foregoing descriptions of the Board Agreement and Warrant Agreement do not purport to be complete and are qualified in their entirety by reference to the copy of the Board Agreement and Warrant Agreement, which are filed herewith as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively.

The Company issued a press release on April 28, 2026, announcing the appointment of Dr. Tucker as a member of the Company’s Board, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Board Agreement with Joseph Tucker
10.2	Warrant Agreement with Joseph Tucker
99.1	Press Release dated April 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKEWOOD-AMEDEX BIOTHERAPUTICS, inc.
a Florida corporation

Dated: April 28, 2026	By:	/s/ Kelvin Cooper
Chief Executive Officer and Director

3